Exhibit 99.6

STRICTLY CONFIDENTIAL

SHARE PURCHASE AGREEMENT

BY AND BETWEEN

JUNHE INVESTMENT PTE. LTD.

AND

ZHU XIAOXIA

AND

MARKLAND (HONG KONG) INVESTMENT LIMITED

Dated as of September 28, 2016

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of September 28, 2016, is entered into by and between Markland (Hong Kong) Investment Limited, a Hong Kong company (the “Selling Shareholder”), and Junhe Investment Pte. Ltd., a Singapore company (the “Purchaser”) and Zhu Xiaoxia (“Ms. Zhu”).

WITNESSETH:

WHEREAS, the Selling Shareholder owns 110,990,992 Wowo Shares (as defined below), representing approximately 7.52% of the entire issued share capital of Wowo Limited, a Cayman Islands company;

WHEREAS, prior to the date of this Agreement, Ms. Zhu agreed to transfer to the Purchaser 2,611,891 Markland Shares (as defined below), representing approximately 11.36% of the entire issued share capital of the Selling Shareholder, which has not been completed prior to the date of this Agreement;

WHEREAS, the Selling Shareholder desires to sell to the Purchaser, on the terms and subject to the conditions set forth herein, the Subject Shares owned by the Selling Shareholder and associated rights embodied therein, in exchange for the Exchange Shares and associated rights embodied therein; and

WHEREAS, the Purchaser desires to procure the transfer to the Selling Shareholder (or such persons designated by it), on the terms and subject to the conditions set forth herein, the Exchange Shares and associated rights embodied therein as consideration for the purchase of the Subject Shares owned by the Selling Shareholder and associated rights embodied therein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained, and intending to be legally bound, the Parties hereby agree as follows:

Article I
Definitions

Section 1.1           Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person, including, without limitation, with respect to any Person that is an individual, his or her Immediate Family Members.

“Agreement” has the meaning ascribed to it in the Preamble.

“Business Day” means a day that is not a Saturday or Sunday or any other day on which banks in the Hong Kong or Singapore are required or authorized to be closed.

“Closing” has the meaning ascribed to it in Section 2.2.

“Closing Date” has the meaning ascribed to it in Section 2.2.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, franchise or license (whether written or oral).

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors (or similar governing body) of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Dispute” has the meaning ascribed to it in Section 7.3.

“Drop Dead Date” means September 30, 2016.

“Exchange Shares” has the meaning ascribed to it in Section 2.1.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“HKIAC Rules” has the meaning ascribed to it in Section 7.3.

“HKIAC” has the meaning ascribed to it in Section 7.3.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Immediate Family Members” means, with respect to any natural Person, (a) such Person’s spouse, parents, parents-in-law, grandparents, children, grandchildren, siblings and siblings-in-law (in each case whether adoptive or biological), (b) spouses of such Person’s children, grandchildren and siblings (in each case whether adoptive or biological) and (c) estates, trusts, partnerships and other Persons which directly or indirectly through one or more intermediaries are Controlled by the foregoing.

“knowledge” means, with respect to the Selling Shareholder, the knowledge actually possessed, or, to the extent that the Selling Shareholder, individually or together with its Affiliates, has a right to appoint and has appointed a director to the board of directors of the Company, that would have been possessed after due inquiry by the Selling Shareholder with the director appointed to the board of directors of the Company, if any, by the Selling Shareholder and, with respect to the Purchaser, the knowledge actually possessed.

“Law” means any foreign, federal, state, municipal or local law, statute, code, ordinance, rule, decree, regulation or any common law of any Governmental Authority or jurisdiction.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings or investigations (whether civil or criminal, judicial or administrative, at law or in equity, or public or private) by or before a Governmental Authority.

“Lien” means any pledge, lien, charge, right of first refusal or other option to purchase or otherwise acquire any interest, easement, security interest or other encumbrance.

“Markland Shares” means the ordinary shares of Markland (Hong Kong) Investment Limited, a Hong Kong company.

“Order” means any written order, injunction, judgment, decree, notice, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Organizational Documents” means, with respect to an entity, its certificate of incorporation, articles of incorporation, by-laws, articles of association, memorandum of association, certificate of trust, trust agreement, partnership agreement, limited partnership agreement, certificate of formation, limited liability company agreement or operating agreement, as applicable.

“Party” means a party to this Agreement.

“Permit” means any approval, authorization, consent, license, permit or certificate of or issued by a Governmental Authority.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“PRC” or “China” means the People’s Republic of China, excluding, for purposes of this Agreement, Hong Kong, the Macau Special Administrative Region of the PRC and Taiwan.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Shareholder” has the meaning ascribed to it in the Preamble.

“Subject Shares” has the meaning ascribed to it in Section 2.1.

“Tax” or “Taxes” means (a) any federal, national, provincial, municipal or local taxes, duties, imposts, levies, or other like assessments in the nature of a tax, in each case, imposed by any Governmental Authority, including all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, tariffs (including import duty and import value-added tax), and other taxes, and (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above.

“Taxing Authority” means any Governmental Authority responsible for the administration of any Tax.

“transfer” means, (i) when used as a verb, to sell, assign, dispose of, transfer, exchange, pledge, encumber, hypothecate or otherwise transfer securities, assets or other property or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction, merger, recapitalization, scheme of arrangement, amalgamation or other transaction or by operation of law), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such securities, assets or other property or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“U.S.” means the United States of America.

“Wowo Shares” means the ordinary shares of Wowo Limited, a Cayman Islands company.

Section 1.2           Interpretation and Rules of Construction.

(a)          Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)          the provision of a Table of Contents, the division of this Agreement into articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;

(ii)         any reference in this Agreement to an Article, Section, Exhibit or Schedule, is a reference to an Article or Section of, or a Schedule or Exhibit to, this Agreement, unless otherwise indicated. All Exhibits and Schedules hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;

(iii)        any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;

(iv)        the word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(v)         words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires;

(vi)        when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded;

(vii)       the term “non-assessable,” when used with respect to any Shares, means that no further sums are required to be paid by the holders thereof in connection with the issue thereof; and

(viii)      except as otherwise provided herein, any reference in this Agreement to $ or US$ means U.S. dollars, the lawful currency of the U.S.

(b)          In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Article II
Sale and Purchase of Shares

Section 2.1           Sale and Purchase of Shares. Upon the terms and subject to the conditions set forth herein, at the Closing, the Selling Shareholder shall sell to the Purchaser 12,604,188 Wowo Shares (the “Subject Shares”) free and clear of all Liens, and the Purchaser shall procure Ms. Zhu to transfer and Ms. Zhu shall transfer to the Selling Shareholder (or such persons designated by it as more particularly set out in Schedule A to this Agreement) 2,611,891 Markland Shares (the “Exchange Shares”) free and clear of all Liens and restrictive legends.

Section 2.2           Closing Date. Subject to the terms and conditions of this Agreement including satisfaction or, to the extent permissible, waiver by the Party or Parties entitled to the benefit of the conditions set forth in Article V (other than conditions that by their nature are to be satisfied at the Closing (as defined below), but subject to the satisfaction or, to the extent permissible, waiver of those conditions at Closing), the sale and purchase of the Subject Shares and Exchange Shares as contemplated by this Agreement (the “Closing”) shall take place on a date that is agreed by the Parties no later than the Drop Dead Date (the date on which the Closing occurs, the “Closing Date”), unless another date is agreed to in writing by the Parties.

Section 2.3           Closing Deliveries by the Selling Shareholder. At the Closing, the Selling Shareholder shall provide to the Purchaser an updated register of members of Wowo Limited showing the Purchaser as the holder of the Subject Shares.

Section 2.4           Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall provide to or cause to be provided to the Selling Shareholder an updated register of members of Markland (Hong Kong) Investment Limited showing the Selling Shareholder (or such persons designated by it as more particularly set out in Schedule A to this Agreement) as the holder of the Exchange Shares.

Article III
Representations and Warranties of the Selling Shareholder

The Selling Shareholder hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date, except if a representation or warranty is made as of a specified date, as of such date, each of the representations and warranties contained in this Article III is correct and not misleading.

Section 3.1           Organization and Good Standing. The Selling Shareholder is duly organized, validly existing and in good standing under the Laws of the Hong Kong, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 3.2           Title to the Subject Shares. The Selling Shareholder is the record and beneficial owner of the Subject Shares, free and clear of any and all Liens. The Selling Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Subject Shares, and other than this Agreement, there are no outstanding Contracts or understandings to which the Selling Shareholder is a party involving the purchase, sale or other acquisition or disposition of the Subject Shares or any interest therein. Upon consummation of the Closing as provided in Article II, the Purchaser through Ms. Zhu will have good and valid title to the Subject Shares, free and clear of all Liens (other than any Liens that may arise as a result of Contract to which the Purchaser is a party) and restrictions on transfer (except for restrictions on transfer under applicable securities Laws). The sale of the Subject Shares pursuant to this Agreement is not subject to preemptive or other similar rights.

Section 3.3           Authorization. The Selling Shareholder has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by or on behalf of the Selling Shareholder have been duly authorized by all necessary corporate action on the part of the Selling Shareholder. This Agreement has been duly executed and delivered by the Selling Shareholder, and, when executed and delivered by the Selling Shareholder, assuming due authorization, execution and delivery by the Purchaser, constitutes legal, valid and binding obligations of the Selling Shareholder, enforceable against the Selling Shareholder in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

Section 3.4           Conflicts; Consents of Third Parties. The execution, delivery and performance by the Selling Shareholder of this Agreement do not and will not (i) violate, conflict with or result in the breach of any provision of Organizational Documents of the Selling Shareholder, (ii) conflict with or violate any Law or Order applicable to the Selling Shareholder or the assets, properties or businesses of the Selling Shareholder, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, Permit or other instrument or arrangement to which the Selling Shareholder is a party or result in the creation of any Lien upon any of the properties or assets of the Selling Shareholder, other than, in the case of clauses (ii) and (iii) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation or cancellation that would not, individually or in the aggregate, materially affect the authority or ability of the Selling Shareholder to perform its obligations under this Agreement.

Section 3.5           No Litigation. There are no Legal Proceedings by or against the Selling Shareholder or its Subject Shares, pending before any Governmental Authority or threatened to be brought by or before any Governmental Authority (a) which would, individually or in the aggregate, result in a material adverse effect on the authority or ability of the Selling Shareholder to perform its obligations under this Agreement or (b) that relate to or challenge the validity of this Agreement or the transactions contemplated hereby.

Section 3.6           Exempt Offering. The offer and sale of the Subject Shares under this Agreement are or will be exempt from the registration requirements and prospectus delivery requirements of the Securities Act, and from the registration or qualification requirements of any other applicable U.S. securities Laws and regulations.

Article IV
Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Selling Shareholder, as of the date hereof and as of the Closing Date, except if a representation or warranty is made as of a specified date, as of such date, each of the representations and warranties contained in this Article IV is correct and not misleading.

Section 4.1           Organization and Good Standing. The Purchaser is duly organized, validly existing and in good standing under the Laws of the place of its incorporation or formation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 4.2           Title to the Exchange Shares. Ms. Zhu is the registered owner of the Exchange Shares, free and clear of any and all Liens and Ms. Zhu has agreed to transfer to the Purchaser the Exchange Shares prior to the date of this Agreement. The Purchaser and Ms. Zhu is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Exchange Shares, and other than this Agreement and the aforesaid agreement between the Purchaser and Ms. Zhu, there are no outstanding Contracts or understandings to which the Purchaser is a party involving the purchase, sale or other acquisition or disposition of the Exchange Shares or any interest therein. Upon consummation of the Closing as provided in Article II, the Selling Shareholder will have good and valid title to the Exchange Shares, free and clear of all Liens and restrictions on transfer (including without limitation restrictions on transfer under the Securities Act). The transfer of the Exchange Shares pursuant to this Agreement is not subject to preemptive or other similar rights.

Section 4.3           Authorization. The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder. The execution, delivery and performance of this Agreement by the Purchaser have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and, when executed and delivered by the Purchaser, assuming due authorization, execution and delivery by the Selling Shareholder, constitutes legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

Section 4.4           Conflicts; Consents of Third Parties. The execution, delivery and performance by the Purchaser of this Agreement do not and will not (i) violate, conflict with or result in the breach of any provision of Organizational Documents of the Purchaser, (ii) conflict with or violate any Law or Order applicable to the Purchaser or the assets, properties or businesses of the Purchaser, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, Permit or other instrument or arrangement to which the Purchaser is a party or result in the creation of any Lien upon any of the properties or assets of the Purchaser, other than, in the case of clauses (ii) and (iii) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation or cancellation that would not affect the Purchaser’s ability in material respects to consummate the transactions contemplated herein.

Section 4.5           No Litigation. There are no Legal Proceedings by or against the Purchaser, its Exchange Shares, pending before any Governmental Authority or threatened to be brought by or before any Governmental Authority (a) which would, individually or in the aggregate, result in a material adverse effect on the authority or ability of the Purchaser to perform its obligations under this Agreement or (b) that relate to or challenge the validity of this Agreement or the transactions contemplated hereby.

Section 4.6           Exempt Offering. The offer and sale of the Exchange Shares under this Agreement are or will be exempt from the registration requirements and prospectus delivery requirements of the Securities Act, and from the registration or qualification requirements of any other applicable securities Laws and regulations.

Article V
Conditions to the Closing

Section 5.1           Conditions to Obligations of All Parties.

(a)          No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement.

(b)          No Legal Proceedings shall have been instituted or threatened by a Governmental Authority of competent jurisdiction or any third party that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement.

Section 5.2           Conditions to Obligations of the Purchaser. The obligations of the Purchaser to purchase and pay for the Subject Shares as contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Purchaser in its sole discretion:

(a)          The representations and warranties of the Selling Shareholder contained in Article III of this Agreement shall have been true and correct in all material respects on the date of this Agreement and true and correct in all material respects (or, if qualified by materiality or material adverse effect, true and correct in all respects) on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, in which case on and as of such specified date).

(b)          The Selling Shareholder shall have performed and complied in all material respects with all, and not be in breach or default in any material respects under any agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.

(c)          All corporate and other actions required to be taken by the Selling Shareholder or the Company in connection with the sale of the Subject Shares shall have been completed.

Section 5.3           Conditions to Obligations of the Selling Shareholder. The obligation of the Selling Shareholder to purchase and pay for the Exchange Shares as contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing by the Selling Shareholder in its sole discretion:

(a)          The representations and warranties of the Purchaser contained in Article IV of this Agreement shall have been true and correct in all material respects on the date of this Agreement and true and correct in all material respects (or, if qualified by materiality, true and correct in all respects) on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, in which case on and as of such specified date).

(b)          The Purchaser shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.

(c)          All corporate and other actions required to be taken by the Purchaser in connection with the purchase of the Subject Shares shall have been completed.

Article VI
Covenants and Additional Agreements

Section 6.1           Further Assurances. Each Party shall take all actions necessary or advisable and do all things (including to execute and deliver documents and other papers) necessary or advisable to consummate the transactions contemplated by this Agreement.

Section 6.2           Confidentiality and Publicity.

(a)          Each Party agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all confidential or proprietary information with respect to the other Parties or relating to the transactions contemplated hereby, (ii) in the event that any Party or any agent, representative, Affiliate, employee, officer or director of such Party becomes legally compelled to disclose any such information (except for information that is required to be disclosed in any filing or reporting required under applicable securities law, including any filing on or in connection with a Schedule 13D or Schedule 13G, as the case may be, or any amendments thereto and including any rule or regulation of any national securities exchange), provide the relevant Party with prompt written notice of such requirement so that the relevant Party may seek a protective order or other remedy or waive compliance with this Section 6.2(a), and (iii) in the event that such protective order or other remedy is not obtained, or the relevant Party waives compliance with this Section 6.2(a), furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable endeavors to obtain assurances that confidential treatment will be accorded such information; provided, however, that this Section 6.2(a) shall not apply to any information that, at the time of disclosure, is in the public domain and was not disclosed in breach of this Agreement by such Party or any of its agents, representatives, Affiliates, employees, officers or directors.

(b)          No Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser (in the case of a proposed release or announcement by the Selling Shareholder) or of the Selling Shareholder (in the case of a proposed release or announcement by the Purchaser), unless otherwise required by Law or Governmental Authority.

Article VII
Miscellaneous

Section 7.1           Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.2           Governing Law. This Agreement and any dispute, controversy or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, the Laws of the State of New York (without regard to its conflicts of laws rules that would mandate the application of the Laws of another jurisdiction).

Section 7.3           Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each a “Dispute”) shall be finally settled by arbitration.

(a)          The place and seat of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in force (the “HKIAC Rules”).

(b)          The law of this arbitration clause as set forth in Section 7.2 shall be the Laws of the State of New York.

(c)          The number of arbitrators shall be three (3). One arbitrator shall be appointed by the Selling Shareholder and one arbitrator shall be appointed by the Purchaser. The third arbitrator, who shall serve as chairperson of the arbitral tribunal, shall be selected by the mutual agreement of the arbitrators appointed by the first two Parties. Any arbitrator that is not so appointed shall instead be appointed in accordance with the HKIAC Rules.

(d)          The language to be used in the arbitration proceedings shall be English.

(e)          Subject to the agreement of the arbitral tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s) shall be resolved by the arbitral tribunal already appointed to hear the existing Dispute(s).

(f)          The award of the arbitral tribunal shall be final, conclusive and binding upon the Parties.

(g)          Judgment upon any award may be entered and enforced in any court having jurisdiction over a Party or any of its assets. For the purpose of the enforcement of an award, the Parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement, including any defenses based on lack of personal jurisdiction or inconvenient forum.

Section 7.4           Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement among the Parties with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Purchaser and the Selling Shareholder. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 7.5           Specific Performance. The Parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, each Party shall be entitled to specific performance of the terms hereof. It is accordingly agreed that, each Party shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to enforce specifically (without proof of actual damages or harm, and not subject to any requirement for the securing or posting of any bond in connection therewith) such terms and provisions of this Agreement, this being in addition to any other remedy to which each Party is entitled at law or in equity.

Section 7.6           Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed effectively given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by fax (with written confirmation of transmission), (iii) when sent by e-mail (with written confirmation of transmission) if sent during normal business hours of the recipient, or if not, then on the next Business Day, or (iv) two (2) Business Days following the day sent by international overnight courier (with written confirmation of receipt), in each case at the physical addresses, e-mail addresses and facsimile numbers set forth below (or to such other address, e-mail address or facsimile number as a Party may have specified by notice given to the other party pursuant to this provision):

To the Selling Shareholder	Address:
Fax number:
Email:
Attention.:

To the Purchaser	Address:	No.1 Senoko Road, #70-00, S(758134)
	Fax number:	+65 6286 2222
	Attention.:	Ms. Juliette Lee

To Ms. Zhu	Address:
Fax number:
Attention.:

Section 7.7           Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.8           Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by (i) any Party, directly or indirectly, without the prior written consent of the other Party, and any attempted assignment in violation of this Section 7.8 shall be void.

Section 7.9           Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 7.10         Termination.

(a)          This Agreement may be terminated: (i) by the mutual written consent of the Parties at any time prior to the Closing; (ii) by the Purchaser by written notice to the Selling Shareholder if the Purchaser is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Selling Shareholder pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article V and such breach, inaccuracy or failure cannot be cured by the Selling Shareholder by the Drop Dead Date; or (iii) by the Selling Shareholder by written notice to the Purchaser if the Selling Shareholder is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article V and such breach, inaccuracy or failure cannot be cured by the Purchaser by the Drop Dead Date.

(b)          In the event of the termination of this Agreement in accordance with this Section 7.10, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto except: (i) as set forth in this Article VII; and (ii) that nothing herein shall relieve any Party hereto from liability for any intentional breach of any provision hereof.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Markland (Hong Kong) Investment Limited

By:	/s/ Zhu Xiaoxia
Name: Zhu Xiaoxia
Title: Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

JUNHE INVESTMENT PTE. LTD.

By:	/s/Goi Seng Hui
Name: Goi Seng Hui
Title: Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

ZHU XIAOXIA

By:	/s/Zhu Xiaoxia

[Signature Page to Share Purchase Agreement]

Schedule A

THE SELLING SHAREHOLDER’S DESIGNATED PERSONS

Name of the Selling Shareholder’s Designated Persons	No. of Exchange Shares/ Markland Shares to be taken up by the Designated Person	Approximately % in Markland	No. of relevant Subject Shares/ Wowo Shares	Approximately % in Wowo
Zhu Xiaoxia (朱曉霞)	2,280,064 (Note)	9.91%	11,002,898	0.7453%
Cao Xie Qiong（曹眾）	29,866	0.13%	144,122	0.0098%
Sun Weilei （孫瑋磊）	14,933	0.06%	72,061	0.0049%
Shao Jianjun （邵健軍）	44,798	0.19%	216,183	0.0146%
Cao Liyun （曹麗雲）	74,664	0.32%	360,304	0.0244%
Pan Feng （潘鋒）	167,566	0.73%	808,620	0.0548%
Total	2,611,891	11.36%	12,604,188	0.85%

Note: prior to the date of this Agreement, Ms. Zhu agreed to transfer to the Purchaser 2,611,891 Markland Shares, which has not been completed. Pursuant to this Agreement, the Selling Shareholder designated Ms. Zhu to take up 2,280,064 Markland Shares. The parties hereto agreed that 2,280,064 Markland Shares currently held by Ms. Zhu are deemed to be transferred under this Agreement upon Closing.